Exhibit 10.29

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as of the 30thday of October, 2014, and is effective as of the Effective Date (as defined herein), between Riverview Bank with principal offices at 101 Lincoln Street, Marysville, Pennsylvania, 17053, (the “Bank”) and Timothy E. Walters, a Pennsylvania resident residing at 2059 Peninsula Drive, Central City, PA 15926 (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Bank is the wholly owned subsidiary of Riverview Financial Corporation (the “Riverview Corporation”);

WHEREAS, the Executive is currently employed as the President of Citizens National Bank of Meyersdale (“CNB”), a Pennsylvania-chartered banking association; and

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and between Riverview Corporation, Riverview Bank and CNB, dated October 30, 2014 (the “Agreement”), Riverview Corporation will acquire CNB through the merger of CNB with and into the Bank, with the Bank surviving (the “Merger”);

WHEREAS, effective as of consummation of the Merger (the “Effective Date”), the parties wish for this employment agreement to thereupon become effective as the terms and conditions of the Executive’s employment as Regional President — SVP of the Bank;

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

I. TERM OF EMPLOYMENT

1. Effective as of the Effective Date, the Bank hereby employs the Executive as Regional President — SVP as set forth below, and the Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement. This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, shall end three (3) years later (the “Initial Term”). Thereafter, as of the date of termination of the Initial Term (the “Renewal Date”), the Employment Period shall be extended automatically for successive one (1) year terms, and then on each anniversary of the Renewal Date of this Agreement thereafter, unless the Bank or the Executive gives contrary written notice to the other sixty (60) days prior to the Renewal Date or any anniversary thereof so that upon such anniversary date if advance notice had not been previously given as provided in this Section I.l, the Employment Period shall continue for a one (1) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section VI of this Agreement.

2. Commencing as of the Effective Date and during the term of this Agreement, the Executive shall perform such executive services for the Bank as are consistent with his title and as are assigned to him by the Bank’s Chief Executive Officer (“CEO”), President, or each such individual’s designee.

3. During the term of this Agreement, the Executive shall devote his best efforts, including all of his business time, attention and energies exclusively to the business interests of the Bank.

4. The services of the Executive shall be rendered principally in Pennsylvania, but he shall do such traveling on behalf of the Bank as may be reasonably required.

II. COMPETITIVE ACTIVITIES

1. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Riverview Corporation and the Bank and accordingly agrees that for the time period provided in Section II.3, the Executive shall not, except as otherwise permitted in writing by the Bank:

(a) be engaged in the Non-Competition Area, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Riverview Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period. For purposes of the foregoing, “Non-Competition Area” shall mean Somerset and Bedford Counties;

(b) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Riverview Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(c) directly or indirectly solicit persons or entities who were customers or referral sources of the Riverview Corporation, the Bank or their subsidiaries within twelve (12) months of the Executive’s termination of employment, to become a customer or referral source of a person or entity which competes with the Riverview Corporation, the Bank or their subsidiaries; or

(d) directly or indirectly solicit employees of the Riverview Corporation, the Bank or their subsidiaries who were employed within two (2) years of the Executive’s termination of employment to work for any person or entity other than the Riverview Corporation, the Bank or their subsidiaries.

2. It is expressly understood and agreed that, although the Executive, the Riverview Corporation, and the Bank consider the restrictions contained in Section II hereof reasonable for the purpose of preserving for the Riverview Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section II.1 or Section II.3 hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section II.1 and Section II.3 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

3. The provisions of this Section II shall be applicable, commencing on the date of this Agreement and ending one (1) year after the date of the Executive’s termination of employment.

4. Notwithstanding the foregoing, this Section II shall not be applicable if Employee is terminated for Cause. In all other situations, all of the obligations of this Section II shall remain in effect and survive the termination of this Agreement.

III. COMPENSATION

The Bank will compensate the Executive for the Executive’s services during the term of the Agreement at an Annual Base Salary of One Hundred Sixty-five Thousand Dollars ($165,000) per year (“Annual Base Salary”), payable at the same times as salaries are payable to other executive employees. The Bank may from time to time increase the Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts.

IV. PARTICIPATION IN RETIREMENT AND MEDICAL PLANS, LIFE INSURANCE AND DISABILITY INSURANCE

The Executive shall be allowed to participate, if eligible under each such plan, in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits; health or medical coverage; life or disability insurance; or reimbursement plans that the Bank may adopt for the benefit of its employees, pursuant to the terms of the respective plan. The benefits currently offered by the Bank, which are subject to change from time to time in the Bank’s sole discretion, are summarized on Schedule IV, attached.

V. TERMINATION

1. In the event the Executive’s employment is terminated, the Executive’s right to compensation and other benefits under this agreement shall be as set forth hereinafter in this Section V.

2. If:

(a) within two years of a Change in Control of the Bank, as defined in 2(b) of this Section V, there shall be, without Executive’s prior written consent:

(i) an assignment to the Executive of duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Bank immediately prior to such Change in Control; a change in the Executive’s reporting responsibilities, titles or offices in effect immediately prior to such

Change in Control of the Bank, including any removal of the Executive from, or any failure to re-elect the Executive to any of such positions, except in connection with a termination for disability or retirement;

(ii) a reduction by the Bank in the Executive’s annual salary in effect immediately prior to a Change in Control or as the same may be increased from time to time; or

(iii) the failure of the Bank to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a Change in Control of the Bank, or the taking of any action by the Bank which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans, absent the substitution of other benefits or compensation of comparable value to the Executive in place of the eliminated or reduced benefit;

then at the option of the Executive, the Executive shall within ninety (90) days of the occurrence of any of the foregoing events, provide written notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such written notice, the Executive may resign from employment by delivering written notice (“Notice of Termination”) to the Bank and shall be entitled to all rights set forth in Section V.3 hereof.

(b) As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i) (a) a merger, consolidation or division involving the Bank or its parent company, (b) a sale, exchange, transfer or other disposition of substantially all of the assets of the Bank, or (c) a purchase by the Bank of substantially all of the assets of any other entity, unless such merger, consolidation, sale, purchase or disposition is approved in advance by a majority of the members of the Board of Directors and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of the Bank; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or its parent company representing thirty five percent (35%) or more of the combined voting power of the Bank’s or its parent company’s then outstanding securities; or

(iii) during any period of one (1) year during the term of the Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

3. In the event that the Executive delivers a Notice of Termination to the Bank in accordance with Section V.2(a), hereof, the Executive shall be entitled to receive an amount equal to three (3) times the Executive’s Annual Base Salary as defined in Section III of this Agreement, minus applicable taxes and withholdings, payable in thirty-six (36) equal monthly installments beginning within thirty (30) days of the Executive’s separation from service as defined in Code Section 409A. In addition, the Bank shall provide the Executive with continuation of coverage under its welfare (i.e., non-retirement) benefit plans for twelve (12) months after the Executive’s separation from service on the same terms and conditions (including employee cost-sharing and employer contributions, if any) that such benefits are then provided at such time to active executive employees, if allowable under the plan and applicable law, provided such does not result in any income inclusion under Code Section 409A, or discrimination under Code Section 105(h) or Code Section 125, and provided further, that any extension of group health plan coverage under this Section shall not extend the period of COBRA continuation coverage availability beyond the date that such period would terminate absent the extension of coverage provided under this Section. The Bank shall have no liability for providing benefits or cash in lieu thereof in the event that post-employment participation in any benefit plan is unavailable to Executive under the terms of this Section. Notwithstanding the foregoing, the Executive shall receive no payment or benefit coverage pursuant to this Section if the date of the Executive’s separation from service is more than two (2) years after the date of the initial existence of the condition that is the basis for the Notice of Termination.

4. If the Executive’s employment with the Bank is terminated by the Bank for any reason other than Cause (as defined in Section V.7), then the Executive shall be entitled to an amount equal to two (2) times the Executive’s Annual Base Salary (as defined in Section III) of this Agreement, minus applicable taxes and withholdings payable in twenty-four (24) equal monthly installments beginning within thirty (30) days of the Executive’s separation from service as defined in Code Section 409A. In addition, the Bank shall provide the Executive with continuation of coverage under its welfare (i.e., non-retirement) benefit plans for twelve (12) months after the Executive’s separation from service, under the same terms and conditions as set forth in Section V.3.

5. Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested, pursuant to Section VI.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination.

6. The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the

Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

7. Termination for Cause. The Board of Directors of the Bank may terminate the Executive’s employment at any time for cause. For purposes of this agreement “Cause” includes any of the following events, as determined in good faith by the Board of Directors:

(a) the Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

(b) the Executive’s willful failure to follow the good faith lawful instructions of the President, CEO, or either such individual’s designee with respect to the operations of Riverview Corporation and Bank;

(c) the Executive’s willful failure to perform the Executive’s duties to the Bank;

(d) the Executive’s intentional violation of the provisions of this Agreement;

(e) dishonesty or gross negligence of the Executive in the performance of his duties;

(f) conduct on the part of the Executive that brings public discredit to the Riverview Corporation, the Bank or any affiliate thereof;

(g) the Executive’s breach of fiduciary duty involving personal gain;

(h) the Executive’s willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(i) the Executive’s unlawful discrimination, including harassment, against employees, customers, business associates, contractors or visitors of the Riverview Corporation, the Bank or any affiliate thereof;

(j) the Executive’s theft or abuse of the Riverview Corporation’s, the Bank’s or either such entity affiliate’s property or the property of customers, employees, contractors, vendors or business associates of the Riverview Corporation, the Bank or any affiliate thereof;

(k) any final removal or prohibition order to which the Executive is subject, by a federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act; or

(l) any act of fraud or misappropriation by the Executive.

If this Agreement is terminated for Cause, the Executive’s rights under this Agreement shall cease as of the effective date of such termination and the Bank shall have no further obligations under this Agreement.

VI. MISCELLANEOUS

1. This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of the Bank.

2. All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office. All such notices shall be effective when deposited in the mail in the manner specified in this Section VI.2. Either party by written notice may change or designate the place for receipt of all such notices.

3. This Agreement amends and supersedes all previous agreements regarding employment between the Executive, the Riverview Corporation, and the Bank.

VII. SUCCESSORS

This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, his heirs, assigns, executors, and personal representatives, and the Bank, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s assets and business, or with or into which the Bank may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

VIII. APPLICABLE LAW

This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

IX. SEVERABILITY

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

X. ARBITRATION

Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, are to be submitted for resolution, in Marysville, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure and the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

XI. CODE SECTION 409A

1. If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service, as defined in Code Section 409A, for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

2. Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

3. The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

4. Notwithstanding anything to the contrary otherwise provided herein, no payment shall be made pursuant to Section V absent the Executive’s “separation from service,” as defined in Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ATTEST/WITNESS:	Riverview Bank

	By:	/s/ Kirk Fox
	Name:	Kirk Fox
	Title:	President

/s/ Timothy Walters
Timothy Walters

Schedule IV

The benefits currently offered by the Bank in the Executive Employment Agreement for Timothy E. Walters, which are subject to change from time to time in the Bank’s sole discretion, are summarized as follows:

Title:	SVP/Regional President
Merger Bonus:	$100,000.00
Base Salary:	$165,000.00 in year 2015 based upon a full calendar year
Annual Bonus:	$10,000.00, beginning with 2015 bonus, payable 2016 and contingent upon corporate achievement of budget.
Vehicle:	Company vehicle with unlimited personal usage
Cell Phone:	Company cell phone
Stock Options:	5,000 options with approval of new plan, consideration in 2015
Vacation:	PTO of 4 weeks
Life Insurance:	3 times salary up to $250,000.00 coverage cap
Health Insurance:	Medical insurance including dental and vision at zero deductible
Employment Contract:	Three years
401K:	100% employer match up to 4.00%, plus annual profit sharing discretionary employer contribution (historically 5.00% annually)
Additional Consideration:	It is understood that the $40,000.00 remaining regulatory success incentive from CNB existing Employment Agreement will be paid by CNB in accordance with that Agreement prior to closing the merger of Riverview and Citizens.